Exhibit 23.9

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Midstream Partners, LP of our report related to the financial statements of Wilprise Pipeline Company, L.L.C. dated May 31, 2016, appearing in Exhibit 99.4 to the Current Report on Form 8-K/A filed by American Midstream Partners, LP on July 7, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas

March 9, 2017